Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2006, except for note 18, as to which the date is March 20, 2006, on the consolidated balance sheets of SunCoast Bancorp, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in stockholders’ equity and cash flows for the years then ended. We hereby consent to the inclusion of our report in the Registration Statement on Form S-4 of NBC Capital Corporation, and the use of our name under the caption “Experts”.

/s/ Hacker, Johnson & Smith, PA

HACKER, JOHNSON & SMITH, PA

Tampa, Florida

May 23, 2006